Exhibit 99.1

Central European Distribution Corporation Announces Third Quarter 2011 Results; Updates Full Year 2011 Net Sales and Fully Diluted Earnings per Share Guidance

Mt. Laurel, New Jersey, November 4, 2011: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for the third quarter of 2011. Net sales for the three months ended September 30, 2011 were $228.9 million as compared to $157.8 million reported for the same period in 2010. Operating profit on a comparable basis for the third quarter 2011 was $36.2 million as compared to $32.5 million for the same period in 2010. Comparable operating profit for the three months ending September 30, 2011 excludes the impact of a onetime, non-cash, impairment charge on goodwill and brands of $674.5 million, described in more detail below as well as other cost associated with restructuring and relicensing in Russia. On a comparable basis, CEDC announced net income, of $4.2 million, or $0.06 per fully diluted share, for the third quarter of 2011, as compared to net income excluding discontinued operations of $8.5 million, or $0.12 per fully diluted share, for the same period in 2010. CEDC also announced net loss on a U.S. GAAP basis (as hereinafter defined) for the quarter of $839.9 million or $11.59 per fully diluted share, as compared to net income, excluding discontinued operations, of $68.9 million or $0.98 per fully diluted share, for the same period in 2010. In addition to the impairment charge noted above, the comparable net income excludes the unrealized non-cash foreign exchange loss of $170.8 million from the revaluation of long term debt recognized during the period. The number of fully diluted shares used in computing the earnings per share was 72.5 million for 2011 and 72.1 million for 2010. For a complete reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“U.S. GAAP”) and comparable operating profit to operating profit reported under U.S. GAAP, please see the section “Unaudited Reconciliation of Non-GAAP Measures”.

Operating loss on a U.S. GAAP basis for the third quarter 2011 was $645.2 million as compared to an operating profit of $29.1 million for the same period in 2010. As noted above, the operating loss for the third quarter of 2011 was driven by an impairment charge for goodwill and trademarks of $674.5 million. The Company continued to observe an overall market environment of declining vodka consumption and significant price sensitivities in its core markets of Poland and Russia. Additionally the Company experienced other key changes in market conditions, including changing of sales channel and product mix and market disruptions from relicensing in Russia. As such the Company determined that an impairment indicator existed, updated its goodwill impairment testing during the third quarter of 2011 and took a charge of $547 million for goodwill impairment in Poland and Russia. Also related to this was the underperformance of certain brands in Poland, primarily Bols Vodka, due to, among other factors, cannibalization of volumes from our recently launched brand of Zubrowka Biala. As such the Company also took an impairment charge for certain Polish trademarks during the third quarter of 2011 of $128 million.

William Carey, President and CEO commented, “We recognize that the last few years have been extremely challenging in our core markets, and we continue to be challenged by increased raw spirit prices and foreign exchange rate movements, among other things. We have, however, seen improvements in our different markets in terms of growth and profitability. We believe we have turned the corner in Poland, and will seek to achieve ongoing improvements of profitability in our local currencies in the coming years. We have taken steps to streamline our Russian structure, a process which will continue into 2012, to better align our operational structure to our current volumes and to improve our route to market execution.”

Mr. Carey continued, “In Poland, we are seeing improved volume performance with double-digit percentage increases in volume from our domestic vodka and import portfolios. Our net sales revenue per liter is improving and its growth, which we will seek to achieve through a combination of mix and pricing adjustments, will be a primary focus for management in 2012. Our exports from Poland also achieved record sales for a quarter with a sales increase of over 50% in local currency compared to last year. In Russia, we are focused on improving operational efficiency and trying to achieve profitable growth in the domestic and export markets. We have been successful in most of our goals in the region, although we have not achieved the higher volume numbers we have sought in our domestic market. We plan to implement a new sales structure next year with the main focus on achieving a stronger route to market and to increase accountability on sales performance.”

Reflecting the actual performance of the third quarter of 2011 as well as updated expectation for the fourth quarter of 2011, the Company is revising its full year 2011 net sales guidance from $900-$1,050 million to $850-$950 million and its full year comparable fully-diluted earnings per share guidance from $0.80-$1.00 to $0.25-$0.45. Further details on the guidance change can be found on the presentation posted on the Company’s web site.

CEDC has reported net income and fully diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is one of the largest producers of vodka in the world and Central and Eastern Europe’s largest integrated spirit beverage business. CEDC produces the Green Mark, Absolwent, Zubrowka, Bols, Parliament, Zhuravli, Royal and Soplica brands, among others. CEDC currently exports its products to many markets around the world, including the United States, England, France and Japan.

CEDC also is a leading importer of alcoholic beverages in Poland, Russia and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa, Rémy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding expected sales and earnings guidance, the anticipated acquisition of production and distribution or other regulatory licenses, expectations of increased consumer demand for our products, integration of our acquired companies, and expected results of, and synergies relating to, our Russian businesses. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2010, including statements made under the caption “Item 1A. Risk Factors” and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

In the U.S.:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

856-273-6980

In Europe:

Anna Załuska

Corporate PR Manager

Central European Distribution Corporation

48-22-456-6000

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

Amounts in columns expressed in thousands

(Except share information)

	September 30, 2011 (unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$111,191	$122,324
Accounts receivable, net of allowance for doubtful accounts at September 30, 2011 of $27,355 and at December 31, 2010 of $20,357	304,808	478,379
Inventories	105,161	93,678
Prepaid expenses and other current assets	45,539	35,202
Deferred income taxes	45,437	80,956
Debt issuance costs	2,972	2,739

Total Current Assets	615,108	813,278

Intangible assets, net	471,695	627,342
Goodwill, net	1,064,729	1,450,273
Property, plant and equipment, net	184,014	192,863
Deferred income taxes	57,056	44,028
Equity method investment in affiliates	0	243,128
Debt issuance costs	14,283	16,656
Non-current assets held for sale	676	8,614

Total Non-Current Assets	1,792,453	2,582,904

Total Assets	$2,407,561	$3,396,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$88,424	$114,958
Bank loans and overdraft facilities	54,213	45,359
Income taxes payable	1,070	5,102
Taxes other than income taxes	92,233	182,232
Other accrued liabilities	54,804	55,070
Current portions of obligations under capital leases	931	758
Deferred consideration	0	5,000

Total Current Liabilities	291,675	408,479

Long-term debt, less current maturities	18,738	0
Long-term obligations under capital leases	838	1,175
Long-term obligations under Senior Notes	1,262,087	1,250,758
Long-term accruals	1,991	2,572
Deferred income taxes	131,459	168,527

Total Long-Term Liabilities	1,415,113	1,423,032

Stockholders’ Equity
Common Stock ($0.01 par value, 120,000,000 shares authorized, 72,739,924 and 70,752,670 shares issued at September 30, 2011 and December 31, 2010, respectively)	728	708
Preferred Stock ($0.01 par value, 7,000,000 shares authorized, none issued)	0	0
Additional paid-in-capital	1,368,864	1,343,639
(Accumulated deficit) / retained earnings	(675,465)	160,250
Accumulated other comprehensive income	6,796	60,224
Less Treasury Stock at cost (246,037 shares at September 30, 2011 and December 31, 2010, respectively)	(150)	(150)

Total Stockholders’ Equity	700,773	1,564,671

Total Liabilities and Stockholders’ Equity	$2,407,561	$3,396,182

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(Except per share information)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Sales	$451,592	$347,492	$1,227,732	$1,058,260
Excise taxes	(222,742)	(189,732)	(630,214)	(575,097)
Net sales	228,850	157,760	597,518	483,163
Cost of goods sold	135,742	80,448	359,831	243,241

Gross profit	93,108	77,312	237,687	239,922

	40.7%	49.0%	39.8%	49.7%
Operating expenses	63,757	48,239	190,052	144,369
Gain on remeasurement of previously held equity interests	0	0	(7,898)	0
Impairment charge	674,515	0	674,515	0

Operating income / (loss)	(645,164)	29,073	(618,982)	95,553

Non operating income / (expense), net
Interest income / (expense), net	(29,033)	(25,749)	(84,246)	(77,848)
Other financial income / (expense), net	(170,809)	81,773	(121,015)	4,987
Other non operating income / (expense), net	(11,633)	(914)	(15,270)	(12,266)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(856,639)	84,183	(839,513)	10,426

Income tax benefit / (expense)	16,789	(17,023)	12,612	(2,275)
Equity in net income / (losses) of affiliates	0	1,719	(8,814)	2,163

Income / (loss) from continuing operations	(839,850)	68,879	(835,715)	10,314

Discontinued operations
Income / (loss) from operations	0	30,870	0	(11,815)
Income tax benefit / (expense)	0	147	0	37

Income / (loss) on discontinued operations	0	31,017	0	(11,778)

Net income / (loss)	(839,850)	99,896	(835,715)	(1,464)

Income / (loss) from continuing operations per share of common stock, basic	($11.59)	$0.98	($11.60)	$0.15
Income / (loss) from discontinued operations per share of common stock, basic	$0.00	$0.44	$0.00	($0.17)
Net income / (loss) from operations per share of common stock, basic	($11.59)	$1.42	($11.60)	($0.02)

Income / (loss) from continuing operations per share of common stock, diluted	($11.59)	$0.98	($11.60)	$0.15
Income / (loss) from discontinued operations per share of common stock, diluted	$0.00	$0.44	$0.00	($0.17)
Net income / (loss) from operations per share of common stock, diluted	($11.59)	$1.42	($11.60)	($0.02)

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

Amounts in columns expressed in thousands

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities of continuing operations
Net loss	($835,715)	($1,464)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net loss from discontinued operations	0	11,778
Depreciation and amortization	15,328	12,717
Deferred income taxes	20,279	(12,103)
Unrealized foreign exchange (gains) / losses	118,574	(2,090)
Cost of debt extinguishment	0	14,114
Stock options fair value expense	1,998	2,433
Dividends received	0	17,983
Equity (income)/loss in affiliates	8,814	(2,163)
Gain on fair value remeasurement of previously held equity interest	(6,397)	0
Impairment charge, net of deferred tax	650,553	0
Write-off of assets held for sale	7,355	0
Other non cash items	5,899	11,532
Changes in operating assets and liabilities:
Accounts receivable	219,475	155,430
Inventories	10,860	(3,179)
Prepayments and other current assets	(6,199)	(4,253)
Trade accounts payable	(65,246)	(44,636)
Other accrued liabilities and payables	(99,422)	(81,407)

Net cash provided by operating activities from continuing operations	46,156	74,692

Cash flows from investing activities of continuing operations
Purchase of fixed assets	(5,391)	(3,226)
Purchase of intangibles (licenses)	(693)	0
Changes in restricted cash	0	481,419
Purchase of trademarks	(17,473)	(6,000)
Disposal of subsidiaries	0	124,160
Acquisitions of subsidiaries, net of cash acquired	(24,124)	(135,964)

Net cash provided by / (used in) investing activities from continuing operations	(47,681)	460,389

Cash flows from financing activities of continuing operations
Borrowings on bank loans and overdraft facility	36,027	18,568
Payment of bank loans, overdraft facility and other borrowings	(37,892)	(76,265)
Payment of Senior Secured Notes	0	(367,954)
Repayment of obligation to former shareholders	0	7,500
Decrease in short term capital leases payable	(34)	0
Increase in short term capital leases payable	0	324
Options exercised	72	2,336

Net cash used in financing activities from continuing operations	(1,827)	(415,491)

Cash flows from discontinued operations
Net cash used in operating activities of discontinued operations	0	2,806
Net cash provided by investing activities of discontinued operations	0	(330)
Net cash provided by financing activities of discontinued operations	0	100

Net cash used in discontinued operations	0	2,576

Adjustment to reconcile the change in cash balances of discontinued operations	0	(2,576)
Currency effect on brought forward cash balances	(7,781)	(13,172)
Net increase / (decrease) in cash	(11,133)	106,418
Cash and cash equivalents at beginning of period	122,324	126,439

Cash and cash equivalents at end of period	$111,191	$232,857

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$23,175	$41,344

Supplemental disclosures of cash flow information
Interest paid	$50,574	$82,406
Income tax paid	$5,770	$25,441

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

Amounts in columns expressed in thousands

(Except per share information)

	GAAP Q3-11	A FX	B APB 14	C Restructuring / Re-licensing Costs	D FV Adj[1]	Comparable Q3-11

Sales	$451,592	$0	$0	$0	$0	$451,592
Excise taxes	(222,742)	0	0	0	0	(222,742)
Net sales	228,850	0	0	0	0	228,850
Cost of goods sold	135,742	0	0	(446)	0	135,296

Gross profit	93,108	0	0	446	0	93,554

	40.69%					40.88%
Operating expenses	63,757	0	0	(6,415)	0	57,342
Impairment charge	674,515	0	0	0	(674,515)	0

Operating income / (loss)	(645,164)	0	0	6,861	674,515	36,212

	-281.92%					15.82%
Non operating income / (expense), net
Interest income / (expense), net	(29,033)	0	1,101	0	0	(27,932)
Other financial income / (expense), net	(170,809)	170,809	0	0	0	0
Other non operating income / (expense), net	(11,633)	0	0	8,678	0	(2,955)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(856,639)	170,809	1,101	15,539	674,515	5,325

Income tax benefit / (expense)	16,789	(34,162)	(385)	(3,263)	19,903	(1,118)
Equity in net income / (losses) of affiliates	0	0	0	0	0	0

Net income /(loss)	($839,850)	$136,647	$716	$12,276	$694,418	$4,207

Net income / (loss) from continuing operations per share of common stock, basic	($11.59)					$0.06

Net income / (loss) from continuing operations per share of common stock, diluted	($11.59)					$0.06

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.
B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
C.	Includes elimination costs associated with the re-licensing in Russia. Primarily consists of costs related to facility improvements and preparation of facilities for inspection as well as accounts receivables related to wholesalers who did not obtain required wholesale licenses. Also includes costs associated with the Tula plant which was discontinued during the period, including related fixed asset write-downs.
D.	Net impact of impairment charge for goodwill and brands as well as tax true up of NOL provision in income taxes.

	GAAP Q3-10	A FX	B APB 14	C Restructuring Costs	Comparable Q3-10

Sales	$347,492	$0	$0	$0	$347,492
Excise taxes	(189,732)	0	0	0	(189,732)
Net sales	157,760	0	0	0	157,760
Cost of goods sold	80,448	0	0	0	80,448

Gross profit	77,312	0	0	0	77,312

	49.01%				49.01%
Operating expenses	48,239	0	0	(3,400)	44,839

Operating income	29,073	0	0	3,400	32,473

	18.43%				20.58%
Non operating income / (expense), net
Interest income / (expense), net	(25,749)	0	1,030	0	(24,719)
Other financial income / (expense), net	81,773	(81,773)	0	0	0
Other non operating income / (expense), net	(914)	0	0	0	(914)

Income / (loss) before taxes and equity in net income from unconsolidated investments	84,183	(81,773)	1,030	3,400	6,840

Income tax benefit / (expense)	(17,023)	16,109	(361)	(646)	(1,921)
Equity in net income / (losses) of affiliates	1,719	1,832	0	0	3,551

Net income / (loss) from continuing operations	$68,879	($63,832)	$669	$2,754	$8,470

Discontinued operations
Income from operations	30,870				30,870
Income tax benefit	147				147

Income on discontinued operations	$31,017				$31,017

Net income /(loss)	$99,896	($63,832)	$669	$2,754	$39,487

Net income from continuing operations per share of common stock, basic	$0.98				$0.12

Net income from discontinued operations per share of common stock, basic	$0.44				$0.44

Net income from continuing operations per share of common stock, diluted	$0.98				$0.12

Net income from discontinued operations per share of common stock, diluted	$0.44				$0.44

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.
B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
C.	Represents one-off restructuring costs associated with the integration of Parliament and the Russian Alcohol Group.

Full Year 2011 Comparable EPS RECONCILIATION

Full Year Guidance, 12 Months Ending December 31,	2011
Range for GAAP Fully Diluted Earnings per Share	($7.44)
($7.24)

A. Foreign exchange impact related to USD and EUR denominated financing	$1.35
B. Impact of adoption of ABP14	$0.03
C. Restructuring Costs	($0.04)
D. Other	($9.03)

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$0.25
$0.45

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.
B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
C.	Represents one-off restructuring costs associated with the restructuring the Russian Alcohol Group, composed primarily of write-off of old stock.
D.	Includes elimination of one time gain of $7.8 million related to the revaluation of the previously held equity interest in the Whitehall Group, recognized at the time of consolidation in February 2011, the $0.9 million loss in the first quarter of the Bravo business incurred due to the failure to get renewal of the production license (received back in the beginning of April 2011 and the $0.9 million reversal of management fees charged by the former management of the Whitehall group prior to the buyout in Q1 2011. Also includes the elimination of equity in net earnings of affiliates which includes the results of the Moet Hennessey Joint Venture which was sold in March 2011 as well as certain one-off costs associated with the acquisition of the Whitehall Group in February 2011. Includes also elimination costs associated with the re-licensing in Russia. These costs primarily consists of costs related to facility improvements and preparation of facilities for inspection as well as accounts receivables related to wholesalers who did not obtain required wholesale licenses. Additionally the costs associated with the impairment charge of $674.5 million taken in the third quarter of 2011 are eliminated.